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                                                                    EXHIBIT 99.1

NEWS RELEASE

MEDIA CONTACT:                     INVESTOR CONTACT:
Nancy Farrar                       Jim Ivy
Farrar Public Relations            Sr. Vice President & Chief Financial Officer
817/937-1557                       214/589-8090


FOR IMMEDIATE RELEASE

         TRINITY INDUSTRIES AND ACF BARGE ACCEPTANCE I LLC (ACF) ANNOUNCE LITIGATION SETTLEMENT


         DALLAS - October 8, 2003 - Trinity Industries, Inc. (NYSE: TRN) and ACF Barge Acceptance I LLC (ACF) today announced they had reached a settlement agreement related to eleven tank barges owned by ACF.

         The settlement involves purchase of the eleven barges which are leased to a Barge operator under long-term lease agreements. ACF, which originally acquired the barges for approximately $17 million, will receive approximately $19 million, including legal fees, as well as indemnification from Trinity. Trinity's leasing subsidiary will purchase the barges and succeed ACF as lessor. Trinity noted that a preliminary valuation of the barges at the discounted values of future minimum rentals and residual values is not expected to result in a charge to Trinity's third quarter earnings.

         "We are glad to have settled this particular piece of litigation and put this dispute behind us," said both Timothy R. Wallace, Trinity's Chairman, President and CEO, and James J. Unger, Vice Chairman of the Board of ACF Industries LLC, the parent of ACF.

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         Trinity Industries, Inc., with headquarters in Dallas, Texas, is one of the nation's leading diversified industrial companies. Trinity reports five principal business segments: the Trinity Rail Group, Trinity Railcar Leasing and Management Services Group, the Inland Barge Group, the Construction Products Group and the Industrial Products Group. Trinity's web site may be accessed at http://www.trin.net.

         This news release contains "forward looking statements" as defined by the Private Securities Litigation Reform Act of 1995 and includes statements as to expectations, beliefs and future financial performance, or assumptions underlying or concerning matters herein. These statements that are not historical facts are forward looking. Readers are directed to Trinity's Form 10-K and other SEC filings for a description of certain of the business issues and risks, a change in any of which could cause actual results or outcomes to differ materially from those expressed in the forward looking statements. Any forward looking statement speaks only as of the date on which such statement is made. Trinity undertakes no obligation to update any forward looking statement or statements to reflect events or circumstances after the date on which such statement is made.

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